Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK ADDS DAVID RODRIGUEZ, EVP AND CHRO AT MARRIOTT INTERNATIONAL, AND SCOTT CULBRETH, PRESIDENT AND CEO AT AMERICAN WOODMARK, TO BOARD OF DIRECTORS

WINCHESTER, Va., August 21, 2020 - American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the new construction and remodeling industries, today announced that David Rodriguez and Scott Culbreth have joined its board of directors.

Mr. Rodriguez currently serves as the executive vice president and global chief human resources officer at Marriott International, where he leads the human capital strategy for approximately 700,000 associates at nearly 7,500 properties in 135 countries and territories. Additionally, he acts as the vice chair and co-vice chair at the American Health Policy Institute and Human Resources Policy Association, respectively.

Previously, Rodriguez served in a senior role in Human Resources at Citigroup, Inc. and as an industrial and organizational psychologist at Avon Products Co. Ltd. Rodriguez received his Ph.D. in industrial and organizational psychology from New York University.

Rodriguez’s experience with the complexity and requirements of a publicly traded business-to-business and consumer-facing company provides the board with a valuable perspective.

Mr. Culbreth currently serves as the President and CEO at American Woodmark. Previously, Culbreth served as a Senior Vice President and the Chief Financial Officer of American Woodmark. Culbreth’s intimate knowledge of the Company’s operations and performance provides valuable insight to the board.

“We are very excited to have both David and Scott join and strengthen our board. The culture of our Company from its beginning has been a core competitive advantage and we are confident that David’s depth and breadth of experience in all aspects of Human Resources will help us build on this great foundation. Scott has been an active participant in our board meetings for many years and we know that his knowledge, experience and, of course, responsibilities as CEO, will lead to significant contributions and impact on the board and for American Woodmark,” said Vance Tang, Chairman of the Board for American Woodmark.

About American Woodmark
American Woodmark Corporation manufactures and distributes kitchen, bath and home organization products for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, builders and through a network of independent dealers and distributors.  At July 31, 2020, the Company operated eighteen manufacturing facilities in the United States and Mexico and nine primary service centers located throughout the United States.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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